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                                                                     EXHIBIT 4.5

H.J. MEYERS & CO., INC.
     Investment Bankers

               125 Half Mile Road, Red Bank, New Jersey 07701-5622 908-842-1110. Fax 908-576-1500. 806673-5852
               Member NASD SIPC


                          INVESTMENT BANKING AGREEMENT

          This Agreement is made as of this 19 day of November 1997 by and between MICROELECTRONIC PACKAGING, having its business offices at 9350 Trade Place, San Diego, CA 92126 (the "Company") and H.J. MEYERS & CO., INC. with principal offices at 1895 Mt. Hope Avenue, Rochester, New York 14620 (the "Consultant").

                                   WITNESSETH

          WHEREAS, the Company desires to retain the consultant and the Consultant desires to be retained by the Company, all pursuant to the terms and conditions hereinafter set forth:

          NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

          1. Retention. The Company hereby retains the Consultant to perform non-exclusive consulting services related to corporate finance and other matters, and the Consultant hereby accepts such retention and shall undertake it's best efforts to perform for the Company the duties described herein. In this regard, subject to paragraph 7 hereof, the Consultant shall devote such time and attention to the business of the Company, as shall be determined by the Consultant, subject to the approval of the Chairman of the Company.

              a) The Consultant agrees, to the extent reasonably required in the conduct of the business of the Company, and at the Company's request, to place at the disposal of the Company its judgment and experience and to provide business development services to the Company including the following:

                  (i) review the Company's managerial and financial requirements;

                  (ii)  review budgets and business plans;

                  (iii) analyze and assess alternatives for the Company, presented by the Company for raising capital, public or private offerings of the Company's securities; and

                  (iv) prepare and disseminate a "Corporate Profile" report in compliance with applicable state and federal securities laws.

                  (v) Maintain all legal and ethical Standards of Conduct necessary and required to provide aforesaid service.

              b) At the Consultant's request, the Company will provide "due diligence" presentations to Registered Representatives of the Consultant and other brokerage firms.
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     2.  Term.  The Consultant's retention hereunder shall be for a term of two
(2) years Commencing on the date of this Agreement. After six months from the date hereof, this Agreement may be terminated by either party upon 60 days prior written notice to the other with or without cause and for any reason.

     3. Compensation. 1,000,000 warrants. Such warrants shall have term of five (5) years from the date of issuance with in exercise price of one dollar ($1.00) per share of the Company's Common Stock. Each warrant will entitle the holder to convert into one (1) common share with an exercise price of one dollar ($1.00) per share of the Company's Common Stock on the date in which the shareholders approve an increase in the number of shares sufficient to provide for all of the underlying warrant shares. The Company agrees to solicit its shareholders to increase the number of authorized shares of the company within 90 days of the date of this agreement. However, such shareholder approval cannot be guaranteed. These warrants will include demand/piggyback registration rights reasonably acceptable to both parties. The exercise of the Warrants are contingent on shareholder approval for an increase in the number of authorized shares necessary to provide a sufficient number of shares underlying the warrant.

     The Consultant's Warrant shall have non-priced based anti-dilution provisions for stock dividends and splits.

     In lieu of any cash payment required by the Consultant in connection with exercise of the Consultant's Warrant, the Holder(s) of the Consultant's Warrant shall have the right at any time and from time to time to exercise the Consultant's Warrant in full or in part by surrendering the Warrant Certificate as payment of the aggregated Exercise Price. The number of shares within the Consultant's Warrant to be surrendered in payment of the aggregate Exercises Price for the shares within the Consultant's Warrant to be exercised shall be determined by multiplying the number of shares within the Consultant's Warrant to be exercised by the Exercise Price per share, and then dividing the product thereof by the amount equal to the Market Price per share minus the Exercise Price. Solely for the purposes of this paragraph, Market Price shall be calculated either (i) on the date which the form of election is deemed to have been sent to the Company ("Notice Date") or (ii) as the average of the Market Prices for each of the five trading days preceding the Notice Date, whichever of
(i) or (ii) is greater.

     Subject to the 3rd immediately preceding paragraph, the Company will reserve and at all times have available a sufficient number of shares of its Common Stock to be issued upon the exercise of the Consultant's Warrant.

     The Company also agrees to grant to the Consultant, subject to the conditions listed below, the right to demand registration of the Common Stock issuable upon exercise of the Warrant referred to above, on up to two (2) occasions with all expenses of the first registration to be borne by the Company and all expenses of the second registration to be borne by the Consultant; provided, however, that such demand registration right shall be exercisable commencing no earlier than one (1) year from the date of this Agreement. Other selling Shareholders can also piggyback pro rata subject to their proportional percentage ownership in the number of shares to be sold by all selling shareholders.

     In addition, the Company shall, subject to the conditions listed below, grant "piggy back" registration rights to include the shares of Common Stock issuable upon exercise of the Warrant in any registration statement filed by the Company under the Securities Act of 1933 relating to an underwriting of the sale of shares of common stock or other security, other than for registrations of securities in a merger or acquisition or pursuant to employee benefit plans. Inclusion of such shares is subject to the willingness of the managing underwriter(s) to include said shares of Common Stock and the rules of the NASD and SEC. In the event that the Company grants registration rights to any other shareholder on terms and conditions the Consultant deems to be more favorable than these granted hereunder, the Company agrees to grant the same rights to the Consultant.

     4. Expenses. The Company agrees to reimburse the Consultant for reasonable expenses incurred by the Consultant in connection with the services rendered hereunder, including but not limited to the Consultant's due diligence activities with respect to the Company. Any such expenses shall require the prior written approval of the Company.

     5. Indemnification. The Company agrees to indemnify and hold harmless the Consultant and its affiliates, the respective directors, officers, partners, agents, and employees and each other person, if any, controlling the Consultant or any of its affiliates (collectively the "Consultant Parties"), to the full extent lawful, from and against all losses, claims, damages, liabilities and expenses incurred by them (including reasonable attorneys' fees and disbursements) that result from actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, its agents or employees except no indemnifications shall be provided by the Company if any Consultant Parties act in bad faith or negligently or perform willfull misconducts. The Consultant will indemnify and hold harmless the Company and the respective directors, officers, agents and employees of the Company (the "Company Parties") from and against all losses, claims, damages, liabilities and expenses that result from bad faith, negligence or unauthorized representations or willful misconduct of the Consultant. Each person or entity seeking indemnification hereunder shall promptly notify the Company, or the Consultant as applicable, of any loss, claim, damage or expense for which the Company or the Consultant as applicable, may become liable pursuant to this section, shall not pay, settle or acknowledge liability under any such claim without consent of the party liable for indemnification, and shall permit the Company or Consultant as applicable a reasonable opportunity to cure any underlying problem or to mitigate actual or potential damages. The scope of this indemnification between the Consultant and the Company shall be limited to, and pertain only to certain transactions contemplated or entered into pursuant only to this Investment Banking Agreement.

     The Company or the Consultant, as applicable, shall have the opportunity at each owns expense to defend any claim for which it may be liable hereunder, provided it notifies the party claiming the right to indemnification within 15 days of notice of the claim.

     The rights stated pursuant to the preceding two paragraphs shall be in addition to any rights that the Consultant, the Company, or any other person entitled to indemnification may have in common law or otherwise, including, but now limited to, any right to contribution.

     6. Status of Consultant. The Consultant shall be deemed to be an independent contractor and, shall have no authority to act for or represent the Company.
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     7.  Other Activities of Consultant.  The Company recognizes that the
Consultant now renders and may continue to render financial consulting and other investment banking services to other companies which may or may not conduct business and activities similar to those of the Company. The Consultant shall devote so much of its time and attention as it deems reasonable or necessary for such purposes, in its sole but reasonable discretion.

     8. Control. Nothing contained herein shall be deemed to require the Company to take any action contrary to its Articles of Incorporation or By-Laws, or any applicable statute or regulation, or to deprive its Board of Directors of their responsibility for any control of the conduct of the affairs of the Company.

     9. Notices. Any notices hereunder shall be sent to the Company and the Consultant at their respective addresses above set forth. Any notice shall be given by registered or certified mail, postage prepaid, and shall be deemed to have been given when deposited in the United States mail. Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change of address in the manner herein provided.

     10. Governing Law; Venue and Jurisdiction. This Agreement has been made in the State of New York and shall be construed and governed in accordance with the laws thereof without regard to conflicts of laws.

     11. Entire Agreement. This Agreement contains the entire agreement between the parties, may not be altered or modified, except in writing and signed by the party to be charged thereby and supersedes any and all previous oral or written agreements between the parties. Consultant is an "Accredited Investor" as defined under the Securities Act of 1933, as amended.

         If a conflict arises from interpretation of any part of this agreement, the parties hereby agree to use an independent mediator mutually agreed upon to resolve the issue.

     12. Binding Effect; Assignment. This Agreement shall be binding upon the parties hereto and their respective heirs, administrators, successors and assigns. The Company may not assign this Agreement without the prior written consent of the Consultant.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written


MICROELECTRONIC PACKAGING, INC.


By:  /s/ Denis J. Trafecanty
     Denis J. Trafecanty
     Senior Vice President, Chief Financial Officer


                                            H.J. MEYERS & CO., INC.


                                            /s/ Tom Parigian
                                            Tom Parigian
                                            Director of Private Banking